UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated April 20, 2020.

LEADING PROXY ADVISORY FIRMS ISS AND GLASS LEWIS RECOMMEND

USA TECHNOLOGIES SHAREHOLDERS VOTE GOLD TO ELECT

HUDSON EXECUTIVE NOMINEES TO THE BOARD

ISS Agrees That Urgent Change is Needed at Board Level Given USAT’s Share Price Underperformance, Persistent Financial Control Issues, Nasdaq Delisting, Management Turnover, and Declining Profitability

Glass Lewis Believes Shareholders Would Be Best Served by Installing the Greatest Number of Hudson Executive Candidates Possible

Hudson Executive Urges USAT Shareholders to Follow the Independent Recommendation and Vote GOLD “FOR” its Highly-Qualified Nominees

NEW YORK – April 20, 2020 – Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, today announced that Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), the nation’s leading independent proxy advisory firms, have recommended that USA Technologies shareholders vote the GOLD proxy card “FOR” the election of Hudson Executive’s highly-qualified, independent director nominees in connection with the Company’s Annual Meeting of Shareholders to be held April 30, 2020.

Douglas Braunstein, Founder and Managing Partner of Hudson Executive, said, “We are pleased that ISS and Glass Lewis agree that urgent change is warranted in the boardroom and that Hudson Executive’s nominees bring the relevant expertise, enhanced oversight and strong focus on corporate governance required to protect and create value for USAT shareholders. ISS’s and Glass Lewis’s recommendations further underscore our belief that the incumbent directors have failed as stewards of shareholder capital and must be held accountable for their shareholder-unfriendly and entrenching actions, persistent financial control failures, and the prolonged underperformance of USAT. Notably, ISS and Glass Lewis both recognize that Hudson Executive has a well-established plan to transform USAT, including a CEO search well underway, and director candidates who are experienced industry leaders and will ensure the execution of that plan.”

Douglas Bergeron, Managing Partner of Hudson Executive, added, “Hudson Executive’s eight, highly-qualified independent nominees will significantly enhance the Board’s industry knowledge and capabilities and be committed to installing an exceptionally qualified CEO. We urge shareholders to follow the recommendations put forth by the nation’s leading independent proxy advisory firms and vote the GOLD proxy card today “FOR” Hudson Executive’s nominees, who, if elected, will seek to reinvigorate USAT and meaningfully enhance value for all shareholders.”

In making its recommendation that shareholders vote the GOLD proxy card “FOR ALL” of Hudson Executive’s nominees Glass Lewis* noted:

•

“In view of the foregoing factors and the measurably deleterious consequences of permitting the incumbent management and board teams to continue reconstituting themselves in poorly disclosed fashion, we believe investors would best serve their long term interests by installing the greatest number of Hudson candidates possible, notwithstanding the fact that such a process is likely to entail additional near-term tumult and potential incremental expense. Accordingly, we recommend shareholders vote FOR all Hudson nominees using the Dissident’s GOLD proxy card.”

•

“We believe Hudson has successfully argued significant concerns remain outstanding at USAT, including continued doubt around the Company’s ability to file timely, accurate financial statements and what appears to be a resigned indifference to USAT’s OTC trading status. These concerns appear unlikely to be addressed by board and management teams quickly and questionably reshaped during the course of Mr. Layden’s meteoric and seemingly unopposed rise, not the least because the reconstituted membership appears to deviate from those recommendations expressly intended to ensure USAT will not be compelled to undertake another major investigation and restatement.”

In making its recommendation that shareholders vote the GOLD proxy card “FOR” a majority of Hudson Executive’s nominees, ISS* noted:

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“Given mixed turnaround results over the past 12 months, as well as significant corporate governance concerns, endorsed by the majority of the management nominees, the dissident’s call for change is warranted.”

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“The dissident makes a strong case that urgent change is needed at the board level given the company’s prolonged underperformance, NASDAQ delisting, persistent financial control failures, and shareholder-unfriendly corporate governance.”

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“While the dissident’s plan is concise, it appropriately focuses on immediate priorities, including evaluation of near-term liquidity and search for an experienced CEO. The relevant experience of the dissident nominees, along with the fact that the CEO search is already well underway by the dissident team, mitigate the risk of a turbulent transition. Given the urgency of the turnaround and the company’s mixed track record, granting a slight majority to the dissident’s slate appears to be the best option for shareholders

ISS and Glass Lewis also highlighted USAT’s underperformance to peers and significant lack of oversight by the legacy directors:

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“The company’s share price underperformance, persistent financial control issues, Nasdaq delisting, management turnover, and declining profitability paint a troubling picture of mismanagement. Despite the company’s valuable offering in a growing end market, these factors have translated into consistent disappointment for shareholders.” (ISS)

•

“[M]any of the more substantive issues which have plagued the Company for years appear to remain either vaguely addressed or wholly unresolved. For example, we consider the reliability of USAT’s financials are shaky at best, and there appears to be no meaningful progress on Mr. Layden’s cornerstone NASDAQ relisting initiative. Further still, despite long-lived struggles, certain legacy board members who arguably bear direct responsibility for USAT’s oversight failures continue to be renominated, while the Company concurrently undertakes something of an accountability shell game among the senior executive staff.” (Glass Lewis)

•

“Over the one-year period ending May 20, 2019, USAT TSR of (48.7) percent was 56.9 percentage points below the S&P 500 Information Technology Index and 108.1 percentage points below the peer median. Extending this analysis through April 15, 2020, the company’s TSR of (56.9) percent was 86.1 percentage points below the index and 83.7 percentage points below peer median.” (ISS)

•	“[I]t is difficult to have confidence in the company’s numbers given the ongoing material weaknesses in internal controls.” (ISS)

In addition, ISS and Glass Lewis recognized USAT’s poor corporate governance and need for a new, qualified CEO:

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“The current board’s corporate governance track record is also a strong argument for change. USAT has regressed from a governance perspective over the past year, removing important safeguards and adopting entrenchment mechanisms. The board failed to conduct a comprehensive search for a CEO after Herbert’s resignation, opting instead to choose from among its members. The board also failed to respond to shareholder concerns and did not interview a single director candidate proposed by the dissident. Instead, it added three of the dissident nominees on its proxy card without interviewing them or asking for their consent.” (ISS)

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“To be clear, we consider the appointment of Mr. Layden to a permanent post in the context of a long public proxy battle is already a decidedly suspect maneuver. More problematically still, however, we note that appointment was paired with employment terms that functionally ensure shareholders will be forced to pay Mr. Layden an exorbitant severance fee if he is removed just two months after hire, a rather ironic outcome given USAT’s dubious election to float a nigh unseen disgorgement proposal…The foregoing changes arguably pale in comparison to the startling depth of USAT’s roster of CFOs.” (Glass Lewis)

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“[W]e consider USAT’s arguments that Hudson would be taking control of the Company — a refrain commonly offered by reactive boards — lacks credibility, as the continuing board of ten would have only two Hudson employees. We do not consider that representation materially disproportionate with Hudson’s existing investment, which sits at 16.2% and may have been incrementally higher, but for USAT’s aforementioned election to implement a short-term poison pill contemporaneous with Hudson’s nomination filing” (Glass Lewis)

Furthermore, ISS and Glass Lewis underscored the expertise of Hudson Executive’s nominees and the strong work Hudson Executive has already undertaken to implement a plan forward for USAT, including finding a new CEO:

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“Dissident nominees …offer the industry and leadership expertise that would significantly enhance the board’s knowledge and capabilities. The experience of these executives in the payment processing industry, as well as risk and control functions, would be directly applicable to the issues USAT is currently facing. In addition, during USAT’s engagement with ISS, it was revealed that Baird has a prior business relationship with current Chairman Sabharwal, which could help build a working relationship between the incumbent and dissident nominees.” (ISS)

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“Given the urgency to address the myriad issues at USAT, the dissident’s preparation work for the hiring of a new CEO with Korn Ferry is also particularly relevant. The company needs an exceptionally qualified CEO with a strong background in the payment processing industry and prior experience as a CEO of a publicly traded company, overseen by a truly independent board.” (ISS)

•

“[W]e note Hudson emphasizes the need to improve USAT’s existing management team, restructure existing board committees, establish much-needed financial discipline — which presumably includes effective, clear, timely and accurate financial reporting and guidance — and, perhaps most importantly, undertake market engagement to repair USAT’s decidedly damaged image. Our comfort with the principled breadth of these initiatives is significantly buttressed by Hudson’s slate, which includes what we consider to be a highly credible mix of payments processing exposure, financial and banking expertise and suitable shareholder representation.” (Glass Lewis)

HUDSON EXECUTIVE URGES ALL USAT SHAREHOLDERS TO PROTECT THEIR INVESTMENT BY VOTING THE

GOLD PROXY CARD “FOR ALL” OF HUDSON EXECUTIVE’S NOMINEES TODAY

*	Hudson Executive has neither sought nor obtained consent from ISS or Glass Lewis to use previously published information in this press release.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

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Jonathan Gasthalter/Nathaniel Garnick

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